Exhibit 10.2

AMENDMENT TO EXPLORATION AND DEVELOPMENT AGREEMENT

This Amendment to Exploration and Development Agreement (this “Amendment”), dated as of June 8, 2012 (this “Agreement”), is made and entered into by and among Hess Corporation, a Delaware corporation (“Hess”) and ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”).  Hess and ZaZa are sometimes referred to herein as the “Parties” and each, a “Party”.

WHEREAS, Hess and ZaZa are parties to (a) that certain Exploration and Development Agreement Eagleford Shale Area dated April 28, 2010 (such agreement as heretofore amended, the “Eagle Ford EDA”); and (b) the joint operating agreements associated with or entered into pursuant to the Eagle Ford EDA (the “Joint Operating Agreements”); and

WHEREAS, in consideration of certain monies to be paid by Hess to ZaZa pursuant to this Amendment, the Parties desire to amend the Eagle Ford EDA so that Hess will not carry ZaZa in certain Wells subject to the Well Cap.

NOW, THEREFORE, in consideration of the premises and the mutual, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Certain Definitions.  In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Eagle Ford EDA.

2.                                      Amendments to Eagle Ford EDA.  In consideration of the payment by Hess to ZaZa of the sum set forth in Section 3 hereof, Hess and ZaZa hereby amend the Eagle Ford EDA as follows:

a.                                      The definition of “Well Cap” is hereby amended so that the following sentence is added to the end of the definition:

Notwithstanding the foregoing, the Parties agree that ZaZa will pay its proportionate share of all costs, including but not limited to Exploration and Development Costs. for the next sixteen (16) Wells subject to the Well Cap proposed by HESS that are drilled and completed (or plugged and abandoned) in any one or more Prospect Areas after the Effective Date (all of such 16 Wells, the “Non-Carry Wells”).  A Non-Carry Well will count toward and reduce the Well Cap obligation for the Prospect Area in which it is drilled.

b.                                      The following definition is added to Article II:

2.12.5              “Non-Carry Wells” has the meaning set forth in the definition of Well Cap.

c.                                       The second and third sentences of Section 6.2 are hereby deleted and the following is substituted therefor:

As to each Well drilled within a Prospect Area up to the Well Cap for such Prospect Area, and except for the Non-Carry Wells, ZAZA will retain a 10% Working Interest on a Carry Free of Costs basis (being 10% of the collective Working Interest held by the Parties).  Once the Well Cap is reached within a Prospect Area, ZAZA shall have the right to participate for a cost bearing 10% Working Interest (being 10% of the collective Working Interest held by the Parties) on subsequent Wells within such Prospect Area pursuant to the terms of the applicable JOA.

d.                                      Section 6.2 is hereby amended so that the following sentence is added to the end of such Section:

Notwithstanding anything herein to the contrary, ZAZA agrees to bear its 10% Working Interest share of the costs of, and to participate in, and not non-consent under the applicable JOA with respect to, the drilling and completion of the Non-Carry Wells.

3.                                      Payment by Hess.  Upon the execution and delivery of this Amendment by both Parties, Hess shall pay to ZaZa, in immediately available funds by wire transfer to an account designated by ZaZa, the sum of $15,000,000 US Dollars.

4.                                      Option Period.  So long as the EDA is in effect, at any time prior to September 28, 2012, ZaZa shall have the option to terminate this Amendment by providing to Hess notice and contemporaneously paying to Hess the sum of $15,000,000 U.S. dollars (decreased by the amount theretofore paid for Non-Carry Wells by ZaZa with respect to its Working Interest; provided that, notwithstanding such termination, such Non-Carry Wells shall continue to count toward the Well Cap obligation in the Prospect Areas in which such Non-Carry Wells have been drilled) in immediately available funds by wire transfer.

5.                                      Effective Date.  The effective date (the “Effective Date”) of this Amendment shall be June 1, 2012.

6.                                      Representations of the Parties.

a.                                      Representations by ZaZa.  ZaZa hereby represents to Hess the following:

i.                                        ZaZa has the requisite power to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ii.                                     The execution, delivery and performance of this Agreement and the performance of all of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of ZaZa and have been approved by the members of ZaZa and the lenders of ZaZa and its parent.  A true and complete copy of such consent of the lenders of ZaZa and its parent has been provided to Hess.

iii.                                  The execution, delivery and performance of this Agreement by ZaZa, and the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of formation or bylaws (or equivalent governing instruments) or other organizational documents of ZaZa or its parent, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or other agreement to which ZaZa or its parent is a party or which affects the Eagle Ford EDA or the properties covered thereby, (c) violate in any material respect any judgment, order, ruling or decree applicable to ZaZa or its parent as a party in interest or (d) violate in any material respect any laws applicable to ZaZa or its parent.

iv.                                 Except as set forth in Schedule 1, there are no claims, actions, suits or proceedings pending, or to ZaZa’s knowledge, threatened, by or before any governmental entity or arbitrator with respect to the Parties’ ownership or operation of properties covered by the Eagle Ford EDA or that would materially impair ZaZa’s ability to execute this Agreement and perform its obligations hereunder.

b.                                      Representations by Hess.  Hess hereby represents to ZaZa the following:

i.                                        Hess has the requisite power to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ii.                                     The execution, delivery and performance of this Agreement and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary company action on the part of Hess.

iii.                                  The execution, delivery and performance of this Agreement by the Parties constituting Hess, and the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of formation or bylaws (or equivalent governing instruments) or other organizational documents of Hess, (b) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or other agreement to which Hess is a party or, to the knowledge of Hess, which affects the Eagle Ford EDA or the properties covered thereby, (c) violate in any material respect any judgment, order, ruling or decree applicable to Hess as a party in interest or (d) violate in any material respect any laws applicable to Hess.

7.                                      Complete Agreement.   This Amendment, along with the Eagle Ford EDA contain the entire agreement of the Parties with respect to the subject matter of the EDA, as amended hereby, and supersede all prior negotiations, agreements and understandings with respect thereto. This Amendment may only be amended by a written document duly executed by all parties.

8.                                      Miscellaneous.  The provisions of Sections 9.1, 9.2, 9.3, 9.4, 9.6, 9.7, 9.8, 9.9, 9.11, 11.7, 11.9, and 11.10 of the Eagle Ford EDA shall apply mutatis mutandis to this Amendment.

9.                                References.  All references to “this Agreement” within the Eagle Ford EDA or to the Eagle Ford EDA in any other agreement or document (including, without limitation, the Joint Operating Agreements) shall be deemed to mean the Eagle Ford EDA as amended by this Amendment.

10.                         No Admission.  This Amendment and the provisions hereof shall not be deemed or construed to be an admission by Hess that it is obligated to drill any Wells on the properties covered by the Eagle Ford EDA.

11.                               No Waiver.  By entering into this Amendment, neither Party waives any claims, causes of action, or rights to relief it has against the other Party, including any and all claims arising from or relating to the Eagle Ford EDA, the Joint Operating Agreements, or any other existing agreements between the Parties.  The Parties agree that this Amendment shall not constitute a ratification of the Eagle Ford EDA or the Joint Operating Agreements with respect to the Sweet Home Prospect Area.  Hess and ZaZa each reserves all claims, causes of action, and rights to relief it has against the other Party.

12.                         Counterparts.  This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed an original, but all of which shall constitute just one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date set forth above.

HESS CORPORATION

By:	/s/ Charles Andrew VanAllen
Charles Andrew VanAllen, Vice President

ZAZA ENERGY, LLC

By:	/s/ Todd A. Brooks
Name:	Todd A. Brooks
Title:	Manager

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